Exhibit 10.3

Sonus Networks, Inc.
4 Technology Park Drive
Westford, MA 01886

June 13, 2013

Mr. Peter Polizzi
<By Electronic Delivery>

Dear Peter:
I am pleased to provide you in this letter (the “Agreement”) with the terms and conditions of your promotion by Sonus Networks, Inc. (the “Company”).
1.    Position. The Company agrees to promote you to the position of Vice President and General Manager of Sonus Global Services (“SGS”), reporting to Todd Abbott. As the Company’s organization evolves, this reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine.
2.    Promotion Date/Nature of Relationship. Your promotion will become effective on June 14, 2013 (the “Promotion Date”). Employment at the Company remains “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason, subject to the provisions of Section 4(c) below.
3.    Compensation. Your new compensation will be as follows:

(a)
Base Compensation. Your new base salary (“Base Salary”) will be at the annualized rate of $290,000 less applicable state and federal withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.

(b)
Target Bonus. You will be eligible to participate in the Targeted Incentive for Performance Success (“TIPS”) cash incentive plan (or its successor) during each year you are employed by the Company, with a target bonus of 50% of your then-current annual Base Salary (“Target Bonus”). Additionally, you will be given a Management by Objective (“MBO”) related to the profitability target of SGS. Specific criteria to achieve this MBO will be jointly decided between you and Todd Abbott by no later than July 31, 2013, with the expected focus on 2013 profitability exit run rate.

(c)
Stock Option Grant. You will be granted non-qualified options (“Options”) to purchase up to 100,000 shares of the Company’s common stock, $0.001 par value per share, under the Company’s 2007 Stock Incentive Plan, as

Amended (the “Plan”), subject to the terms of the Plan and the terms of the Company’s Nonstatutory Stock Option Agreement Granted Under 2007 Stock Incentive Plan “(Stock Option Agreement”), which will reflect the terms of this Agreement. The grant date will be June 17, 2013. The per share exercise price will be the per share closing price of the Company’s common stock on the grant date. Subject to the provisions of this Agreement, the Options will vest and become exercisable as follows: (i) 25% of the Options (25,000 shares) will vest on the first anniversary of the grant date and (ii) the remaining 75% of the Options (75,000 shares) will vest in equal monthly increments through the fourth anniversary of the grant date. The Options will expire on the tenth anniversary of your Promotion Date. The Options granted to you herein shall not affect the options previously granted to you as part of your November 8, 2011 offer letter.

(d)
Restricted Stock Grant.     You will be granted 25,000 restricted shares of the Company’s common stock under the Plan (the “Restricted Shares”), subject to the terms of the Plan and the Company’s Award of Restricted Stock and Restricted Stock Agreement under the 2007 Stock Incentive Plan Additional Terms and Conditions (“Restricted Stock Agreement”), which shall reflect the terms of this Agreement. The grant date will be June 17, 2013 (the “Restricted Stock Grant Date”). The Restricted Shares shall vest as follows: (A) 25% of the Restricted Shares (6,250 Restricted Shares) shall vest on the first anniversary of the Restricted Stock Grant Date and (B) 75% of the Restricted Shares (18,750 Restricted Shares) shall vest in equal increments semi-annually thereafter through the fourth anniversary of the Restricted Stock Grant Date.

You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Restricted Shares are acquired on the Restricted Stock Grant Date (“Section 83(b) Election”). A Section 83(b) Election, if made, must be filed with the Internal Revenue Service within thirty (30) days of the Restricted Stock Grant Date. You are obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares. If you do not make a Section 83(b) Election, you shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Such delivery of shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

(e)	Acquisition.

(i)	In the event of an Acquisition (as hereinafter defined):

(A)	50% of all unvested options will vest immediately upon the date of Acquisition, and the remaining unvested options will continue to vest according to their terms; and

(B)	50% of all unvested restricted shares will vest immediately upon the date of the Acquisition and the remaining unvested restricted shares will continue to vest according to their terms.
4.    Termination and Eligibility for Severance. You will be eligible to receive the termination and severance benefits set forth in this Section 4 unless your employment is terminated by the Company for Cause (as defined below).

(a)
In the event the Company terminates your employment for any reason other than Cause or your employment terminates due to your death or Disability (as defined below), and subject to your execution of a comprehensive release as set forth in Section 4(b) below, you (or your estate or your successors and assigns, as the case may be) will be eligible to receive the following severance and related post-termination benefits:

(i)        The Company will continue to pay your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of twelve (12) months following the Date of Termination;

(ii)       The Company will pay your then-current annual Target Bonus at 100% of target, less applicable state and federal withholdings, in a lump sum in accordance with Section 4(b) below;

(iii)     The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums (if elected) for you and your dependents for the twelve (12) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(iv)      Any allowable unreimbursed expenses, any accrued but unused vacation pay, and any earned but unpaid bonus amounts owing to you at the time of termination;

(v)       Any options that are unvested as of the termination date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest and become exercisable upon termination, in accordance with the terms of the applicable stock option agreement; provided that if your termination under this Section 4(a) occurs in contemplation of, upon or after an Acquisition, then all unvested options at that time will fully accelerate and immediately vest on the termination date; and all options vesting pursuant to this Section 4(a)(v) will remain outstanding and exercisable for the shorter of three (3) years from your termination date or the original remaining life of the options; and

(vi)
Any restricted shares that are unvested as of the termination date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable; provided that if your termination under this Section 4(a) occurs in contemplation of, upon or after an Acquisition, then all unvested restricted shares at that time will fully accelerate, immediately vest upon termination and be freely marketable.

(b)
The Company’s provision of the benefits described in Section 4(a) above will be contingent upon your execution of a release of all claims of any kind or nature in favor of the Company in a form to be provided by the Company (the “Release Agreement”). You will have twenty-one (21) days following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement. The payments described in Section 4(a)(i) above shall be made on the Company’s regular payroll schedule, commencing on the eighth (8th) day following the delivery of the executed Release Agreement to the Company, provided that you have not revoked the Release Agreement; the payment described in Section 4(a)(ii) above shall be made simultaneously with the first payment made pursuant to Section 4(a)(i). The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 4.

(c)
The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination. You may terminate your employment by providing written notice to the Company at least thirty (30) days prior to the date of termination. Upon a termination for Cause by the Company, you will be entitled to accrued but unpaid Base Salary and benefits through the date of termination only.

(e)        Definitions:

(i)        An “Acquisition” as used in this Agreement will mean any of the following: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its affiliates), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) in the event that the individuals who as of the date hereof constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (C) the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving/purchasing or acquiring entity following the consummation of such merger, consolidation or sale; (D) the stockholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

(ii)        “Cause” as used in this Agreement means the occurrence of any of the following: (A) gross negligence or willful misconduct by you in the performance of your duties that is likely to have a material adverse effect on the Company or its reputation; (B) your indictment for, formal admission to (including a plea of guilty or non contendere to), or conviction of (1) a felony, (2) a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or (3) any crime involving the Company; (C) your commission of an act of fraud or dishonesty in the performance of your duties; (D) repeated failure by you to perform your duties, which are reasonably and in good faith requested in writing by your manager or the CEO of the Company; (E) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of written notice of such breach; or (F) material breach of any written agreement between you and the Company, including, without limitation, the Noncompetition and Confidentiality Agreement between you and the Company, that you fail to remedy within ten (10) days following written notice from the Company.

(iii)
“Disability” means an illness (mental or physical) or accident, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(f)        Tax Implications of Termination Payments. Subject to this Section 4(f), any payments or benefits required to be provided under Section 4(a) will be provided only upon the date of a “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), which occurs on or after the date of termination under this Section 4. The following rules will apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Section 4:

(i)
It is intended that each installment of the payments and benefits provided under this Section 4 will be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)
If, as of the date your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits will be made on the dates and terms set forth in this Section 4.

(iii)	If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(A)    Each installment of the payments and benefits due under

this Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) will be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(B)
Each installment of the payments and benefits due under this Section 4 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company will not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence will not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

5.             Section 409A of the Code.   This Agreement is intended to comply with the provisions of Section 409A and this Agreement will, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement will have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder will be deemed not to comply with Section 409A, then neither the Company, the Board nor any of its or their respective designees or agents will be liable to you or any other person for any actions, decisions or determinations made in good faith.

6.           No Mitigation.  The parties hereto agree that you will not be required to mitigate damages in respect of any termination benefit or payment due under this Agreement, nor will any such benefit or payment be offset by any future compensation or income received by you from any other source.

7.           Provision of Benefits.  Should the continuation of any benefits to be provided to you following the termination of your employment hereunder be unavailable under the Company’s benefit plans for any reason, the Company will pay for you to receive such benefits under substantially similar plans from similar third party providers.

8.           Assignment.  This Agreement is personal in nature and neither of the parties hereto will, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor will discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

9.           General.

(a)       Entire Agreement; Modification. Except as specifically stated herein, the terms of your offer letter dated November 8, 2011 shall survive and continue with full force and effect. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  No modification of this Agreement will be valid unless made in writing and signed by the parties hereto.

(b)       Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement will nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Plan document referred to in this Agreement, then the terms of this Agreement will govern and control.  Except as modified hereby, this Agreement will remain unmodified and in full force and effect.

(c)       Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)       Arbitration.

(i)
Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in Boston,

Massachusetts, under the jurisdiction of the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(ii)	The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(iii)	Except as otherwise provided in this Agreement, all the fees and expenses of the arbitrator will be borne by the Company, and each party will bear the fees and expenses of its own attorney.

(iv)      The parties agree that this Section 9(d) has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 9(d) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

 (v)      The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)        Notices.  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address:  General Counsel, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, and to you at the address in your then-current employment records.  Any such notice will be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)        Counterparts.  This Agreement may be executed in more than one counterpart, each of which will be deemed to be an original, and all such counterparts together will constitute one and the same instrument.

(g)	Survival. All terms of this Agreement, which by their nature extend beyond its termination, will remain in effect until fulfilled and apply to the parties’ respective successors and assigns.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by June 14, 2013.  Please send your countersignature to this Agreement to the Company, or via e-mail to Caroline Strickler, which execution will evidence your agreement with the terms and conditions set forth herein.

Peter, I am looking forward to your help taking Sonus to the next level.

Very truly yours,

/s/ Todd A. Abbott
Todd A. Abbott
EVP Strategy and Go-to-Market

Accepted by:

/s/ Peter Polizzi	June 19, 2013
Peter Polizzi	Date